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                                                                   EXHIBIT 10.21

CHRISTENSEN, MILLER, FINK, JACOBS,
  GLASER, WEIL & SHAPIRO, LLP
2121 Avenue of the Stars
18th Floor
Los Angeles, California 90067-5010
(310) 553-3000

Attorneys for



                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                         FOR THE COUNTY OF LOS ANGELES



              Plaintiff,

      v.



              Defendant.
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) Case No.

                   STIPULATION OF SETTLEMENT OF CLASS ACTION
                             AND DERIVATIVE CLAIMS

         This Stipulation of Settlement (the "Stipulation"), dated as

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of April 14, 1995 is made and entered into by and among the following parties
(as defined further in (S)V hereof) to the above-entitled Litigation and the derivative action defined below: (1) the Plaintiffs, on behalf of themselves and each of the Settlement Class Members, Styles on Video, Inc. ("SOV" or the "Company") Stockholders and derivatively on behalf of nominal defendant SOV, by and through their counsel of record in Litigation; (ii) the Defendants, by and through their counsel of record in the Litigation; and (iii) SOV as defendant, by and through its counsel of record. The Stipulation is entered into by the Settling Parties pursuant to the settlement memorialized in part, in a transcript of proceedings before the Honorable Manual Real on April 7, 1995, and pursuant to subsequent settlement conferences before his Honor. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Release Class and Derivative Claims (as defined herein), upon and subject to the terms and conditions hereof.

I.   THE LITIGATION

     On and after December 13, 1994, the following actions (the "Litigation") were filed in this Court on behalf of a class of purchasers of SOV common stock during a defined period of time or derivatively on behalf of SOV:

The Class Actions

     Kassindorf v. Styles on Video, Inc., et al., Civil No. 9-8342-R(Ex)

     Robbins v. Styles on Video, Inc., et al., Civil No. 94-8362-R (Ex)

     Donald & Co. Securities, Inc. v. Styles on Video, Inc., et al., Civil No. 94-8632-R (Ex)

     Ratner, et al. v. Styles on Video, Inc., et al., Civil No. 94-8719-R (Ex)

     On March 17, 1995, a Consolidated First Amended Class Action complaint for Violations of the Federal Securities Laws (the "Class Complaint") was filed. The Class Complaint alleges claims for violations of 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

     On April 21, 1995, upon this Stipulation of the parties, the Court ordered the Robbins, Donald & Co. Securities, Inc., and Ratner complaints dismissed without prejudice.

The Derivative Action

     On March 28, 1995 a derivative action (the "Derivative Complaint") entitled Cohen v. De Vreese, Civil No. 95-1980-R (Ex)

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was filed with the Court. The Derivative Complaint alleged claims on behalf of
SOV for breach of fiduciary duty and abuse of control.

II.  PRETRIAL PROCEEDINGS AND DISCOVERY IN THE LITIGATION

           Discovery, Investigation and Research

     Plaintiffs' counsel have conducted formal and informal discovery in this case. Plaintiffs' counsel have (i) reviewed and analyzed extensive documentation obtained informally during the Litigation; (ii) consulted with experts in economics and accounting; (iii) reviewed and investigated defendants' public filings, annual reports and other public statements made during the time period at issue; and (iv) researched the applicable law with respect to the claims asserted in the Class and Derivative Complaints and any potential defenses to those claims.

III. DEFENDANTS' STATEMENTS AND DENIALS OF WRONGDOING AND LIABILITY

     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Plaintiffs on behalf of the Settlement Class and/or SOV or SOV Stockholders in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Plaintiffs, the Settlement Class or SOV or SOV Stockholders have suffered damage or that the Plaintiffs, the Settlement Class, or SOV, or SOV Stockholders or any other person or entity were harmed by the conduct alleged in the Class and Derivative Complaints.

     Nonetheless, the Defendants have concluded that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation and order to avoid further expense, inconvenience and distraction, and to dispose of burdensome and protracted litigation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

IV.  CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT

     The Plaintiffs and their counsel believe that the claims asserted in the Litigation have merit and that the evidence developed to date supports the claims asserted. However, Plaintiffs and counsel for the Plaintiffs recognize and acknowledge

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the expense and length of continued proceedings necessary to prosecute the
Litigation against the Defendants through trial and through appeals. Counsel for the Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, the difficulties and delays inherent in such litigation, as well as the financial condition of the Defendants, including SOV. Counsel for the Plaintiffs believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class, each of the Settlement Class Members, SOV and SOV Stockholders. Based on their evaluation, counsel for the Plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the Plaintiffs, the Settlement Class, each of the Settlement Class Members, SOV and SOV Stockholders.

V.   TERMS AND STIPULATION AND AGREEMENT OF SETTLEMENT

     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and amount the Plaintiffs (for themselves and the Settlement Class Members, SOV and SOV Stockholders) and the Defendants by and through their respective counsel or attorneys of record, that subject to the approval of the Court, the Litigation and the Released Class Claims and Released Derivative Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed on the merits and with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

     1.   Definitions

     As used in the Stipulation, the following terms have the meanings specified below:

     1.1  "SOV" means Styles on Video, Inc.

     1.2 "SOV Stockholders" means the current holders of the common stock of SOV.

     1.3 "SOV Stock" means each and all of the shares of common stock of SOV, issued at any time.

     1.4 "Authorized Claimant" means any Settlement Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

     1.5 "Claimant" means any Settlement Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

     1.6 "Defendants" means Styles on Video, Inc., Guy De Vreese, Jerry Krant, Katherine L. Duncan, Harold J. Meyers, H.J. Meyers & Co., Inc., Fredericus L. Kolsteeg, Thomas N. Lenagh, Franck Verhaeghe and Ann Graham Ehringer.

     1.7 "Effective Date" means the first date by which all of the events and conditions specified in (P) 8.1 of the Stipulation have

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been met and have occurred.

     1.8 "Final" means: (i) The date of final affirmance on any appeal of the Judgment, or the expiration of the time for a petition for a write of certiorari to review the Judgment and, if certiorari be granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal of the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's Judgment, i.e., thirty (30) days after entry of the Judgment. An appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorney's fees, cots or expenses, shall not in any way delay or preclude the Judgment from becoming final.

     1.9 "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit "B."

     1.10 "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

     1.11 "Plaintiffs" means Jack Kassindorf, Lynn Robbins, Dennis Ratner, Peter Grela, Donald & Co. Securities, Inc,, Jerry Hatfield, Ronald Phillips and Neil Cohen.

     1.12 "Plaintiffs' Settlement Counsel" means the law firm of Milberg Weiss Bershad Hynes & Lerach LLP, William S. Lerach, Keith F. Park, Blake M. Harper, 600 W. Broadway, Suite 1800, San Diego, California, 92101-5050, Telephone (619) 231-1058; Weiss & Youngman, Kevin Yourman, 10940 Wilshire Blvd., Suite 2300, Los Angeles, California, 90024, Telephone (310) 208-2800; and Abbey & Ellis, Mark C. Gardy, 212 East 39th Street, New York, New York, 10016, Telephone (212)889-3700. "Plaintiffs' Derivative Counsel" means the law firm of Stull, Stull & Brody, Edward Dietrich, 10940 Wilshire Blvd., Suite 2300, Los Angeles, California, 90024, Telephone (310) 209-2468.

     1.13 "Plan of Allocation" means a plan or formula of allocation of the Settlement Fund which shall separately be submitted by Plaintiffs' Settlement Counsel to the Court, whereby the Settlement Fund shall be distributed to Authorized Claimants. Any Plan of Allocation is not part of the Stipulation.

     1.14 "Related Parties" means each of a Person's past or present directors, officers, employees, partners, principals, agents (except does not include securities brokers and dealers), insurer, co-insurers, reinsurers, controlling shareholders, attorneys and accountants, auditors, advisors, personal or legal

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representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assignees, spouses, heirs, associates, related or affiliated entities, any members of their immediate families, or any trust of which any Person is the settlor or which is for the benefit of any Person and/or member(s) of his or her family, except that neither Thomas D. Leaper nor Kellogg & Andelson (and its officers, shareholders and employees in their capacity with Kellogg & Andelson) are Related Parties for purposes of the "Released Derivative Claims" as defined in 1.16. In no event shall any language in this agreement be interpreted to have waived any rights belonging to SOV against Kellogg & Andelson (and its officers, shareholders and employees in their capacity with Kellogg & Andelson) or Thomas D. Leaper.

     1.15 "Released Class Claims" means and includes any and all claims or causes of action, including "Unknown Claims" as defined in 1.22 hereof, that have been or could have been asserted by the Plaintiffs or the Settlement Class Members, or any of them, against the Released Persons in the Litigation, which are based upon or related to both the purchase and/or sale of SOV common stock by the Plaintiffs or a Settlement Class Member during the Settlement Class Period and the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were alleged or could have been alleged in the Litigation or any other forum or based upon or related to the conduct or resolution of the Litigation.

     1.16 "Released Derivative Claims" means and includes any and all claims or causes of action, including unknown Claims as defined in 1.22 hereof, that have been or could have been asserted by SOV against the Released Persons in the Litigation, except Thomas D. Leaper and Kellogg & Andelson (and its officers, shareholders and employees in their capacity with Kellogg & Andelson), who are expressly not released by SOV, which are based upon or related to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were alleged or could have been alleged in the Litigation or any other forum or based upon or related to the conduct or resolution of the Litigation. "Released Derivative Claims" further means and includes any and all claims or causes of action, including unknown Claims" as defined in 1.22 hereof, that have been or could have been asserted by SOV Stockholders on behalf of SOV against the Released Persons, except Thomas D. Leaper and Kellogg & Andelson (and its officers, shareholders and employees in their capacity with Kellogg & Andelson), who are expressly not released by SOV in this paragraph, which are based upon or related to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were alleged or could have been
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alleged in the Litigation or based upon or related to the conduct or resolution of the Litigation.

     1.17 "Released Persons" means each and all of the Defendants and their Related Parties, except that Thomas D. Leaper and Kellogg & Andelson (and its officers, shareholders and employees in their capacity with Kellogg & Andelson), are expressly not released from the Released Derivative Claims as defined in
1.16 above).

     1.18 "Settlement Class" means all persons who purchased SOV common stock during the period April 15, 1994 through and including December 28, 1994 (the "Settlement Class Period"). Excluded from the class are the Released Persons, members of the immediate family of any Released Person who is an individual, any entity in which any Defendant has or had a controlling interest, current and former directors and officers of SOV, and the legal representatives, heirs, successors, or assigns of any such excluded person or entity. Also excluded from the Settlement Class are those persons who timely and validly request exclusion from the Settlement Class pursuant to the "Notice of Pendency and Settlement of Class and Derivative Action" (substantially in the form of Exhibit A-1 hereto) to be sent to the Settlement Class. The Parties hereto agree to the certification of the Settlement Class for settlement purposes only.

     1.19 "Settlement Class Member" or "Member of the Settlement Class" means a Person who falls within the definition of the Settlement Class as set forth in
1.18 of the stipulation.

     1.20 "Settlement Fund" means:

          (a) Two million two hundred twenty five thousand dollars ($2,225,000) in cash contributed by SOV's insurers reimbursing SOV for its indemnity obligations. Said sum shall be deposited with the Escrow Agent on or before ten
(10) business days after the Defendants and their insurers receive notice of preliminary court approval of the Settlement.

          (b) A note for the principal amount of two hundred fifty thousand dollars ($250,000) which, beginning on its execution date, shall bear simple interest at 9% per annum from SOV payable to the Escrow Agent in three equal installments on July 1, 1996, January 1, 1997, and July 1, 1997.

          (c) Seven hundred fifty thousand (750,000) warrants (the "Settlement Warrants") to purchase SOV stock (as further defined and described in 2.1-2.4 hereof);

          (d) Two hundred-fifty thousand (250,000) shares of SOV common stock (the "Settlement Stock") which shall be contributed by Guy De Vreese to SOV and by SOV to the Settlement Fund; and

          (e) The cancellation of De Vreese's option to purchase 150,000 shares of SOV common stock.

     1.21 "Settling Parties" means, collectively, each of the

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Defendants, and the Plaintiffs on behalf of themselves, the Members of the
Settlement Class, SOV and SOV Stockholders.

     1.22 "Unknown Claims" means any Released Class Claims or Released Derivative Claims which the Plaintiffs, any Settlement Class Member, SOV or SOV Stockholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons pursuant to 1.15 and 1.16 above which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this settlement. Solely with respect to any and all Released Class Claims and Released Derivative Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Plaintiffs, each of the Settlement Class Members, SOV and SOV Stockholders shall be deemed to have, and by operation of the Judgment shall have, waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of 1542 of the California Civil Code, which provides:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Plaintiffs, each of the Settlement Class Members, SOV and SOV Stockholders, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to 1542 of the California Civil Code. The Plaintiffs, each of the Settlement Class Members, SOV and SOV Stockholders may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Class Claims and Released Derivative Claims, but the Plaintiffs, each of the Settlement Class Members, SOV and SOV Stockholders, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Class Claims and Released Derivative Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Releasers acknowledge that the foregoing waiver was separately bargained for

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and is an integral element of the settlement of which this release is a part.

          2.   The Settlement

     2.1 Pursuant to the Plan of Allocation to be approved by the Court, SOV shall issue and distribute to Authorized Claimants, the Settlement Stock and the Settlement Warrants to purchase a like number of shares of SOV Stock. Each Settlement Warrant shall be exercisable for one share of SOV Stock at an exercise price per share equal to the average market price of SOV Stock for the twenty trading days preceding the date nine months after the recommencement of trading of SOV common stock. The Settlement Warrants will expire five years from the date of distribution of the Settlement Warrants to the Authorized Claimants and shall each be redeemable by SOV at any time prior to exercise at five dollars per warrant.

     2.2 The Settlement Warrants and Settlement Stock issued shall be either registered or exempt from registration under the Securities Act of 1933 ("Securities Act"), as amended, and shall be freely tradeable such that the Settlement Warrants and Settlement Stock shall not constitute "restricted securities" for purposes of the Securities Act of 1933. The Settlement Warrants and Settlement Stock shall be listed and tradeable on the same stock exchange as SOV Stock.

     2.3 Ten (10) days before the scheduled date of the hearing for final approval of this Stipulation, SOV shall provide Plaintiffs' Settlement Counsel with the written opinion of outside counsel substantially to the effect that subject to a fairness hearing on the terms and conditions of the issuance of all securities, related approval by the Court, notice of the hearing and the right of persons to be heard, and advisement to the Court that if the terms of settlement are approved that the registration of securities will not be required under the Securities Act by virtue of the Court's approval: (1) that the Settlement Warrants and Settlement Stock will be exempt from registration under 5 of the Securities Act pursuant to 3(a)(10) of the Securities Act; and (2) that the shares to be issued upon exercise of the Settlement Warrants will be validly issued, fully paid and non-assessable. In addition, SOV shall at the same time as the opinions are delivered, provide a memorandum prepared by outside counsel setting forth the applicable legal requirements for registration or exemption of the Settlement Stock and Settlement Warrants in each state where such registration or exemption is so required. Plaintiffs' Settlement Counsel shall provide SOV or its transfer agent with a payment list identifying each Authorized Claimant who is to receive Settlement Warrants or Settlement Stock, providing an address for such Person and the number of warrants to be issued to such Person. SOV

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shall thereafter direct its transfer agent to distribute the Settlement Warrants and Settlement Stock to Authorized Claimants at the address provided. All costs associated with the distribution of the Settlement Warrants and Settlement
Stock, including any fees charged by the transfer agent shall be borne by SOV. The Settlement Warrants and Settlement Stock to be distributed to each Authorized Claimant will be equitably adjusted such that no Authorized Claimant will be issued a fraction of a Settlement Warrant and Settlement Stock, and any Authorized Claimants who are allocated a fraction of fifty percent (50%) or less will not be allocated a share or warrant for the same, and Authorized Claimants who are allocated more than fifty percent (50%) will be allocated one share or warrant for the same. SOV shall direct its transfer agent to issue and distribute the Settlement Warrants and Settlement Stock within 30 days of receipt of the payment list to the Authorized Claimants in the amounts shown on said list.

     2.4 Pursuant to the Plan of Allocation to be approved by this Court, the Escrow Agent shall also distribute the cash portion of the Settlement Fund to Authorized Claimants.

     2.5 Upon the Effective Date, each Defendant hereby releases, waives and relinquishes any and all right, title and interest to or in the cash portion of the Settlement Fund.

     2.6  Corporate Governance
          Regardless of whether SOV previously had policies or practices such as those described below, it agrees for the purpose of this settlement, without admitting any prior negligence, fault or culpable conduct, to the following:

          (a) With respect to SOV's recognition of revenues in its quarterly statements, any revenue based upon non-recurring items shall be clearly and prominently disclosed in the quarterly statements.

          (b) At each regularly scheduled Board of Directors meeting following each quarter end, SOV's chief financial officer or his designee shall provide a report as to SOV's financial condition and prospects, including but not limited to, a discussion of all reasons for material increases in expenses and liabilities, if any, and material decreases in revenues and earnings, if any, management plans for ameliorating or reversing such negative trends and the success or failure of any such plans presented in the past.

          (c) To the extent they do not already exist, within 30 days after the entry of the Judgment, SOV's Board of Directors will adopt resolutions or amendments to SOV's By-Laws or Articles of Incorporation to implement the following, which shall remain in effect for a period of no less than five years after such adoption;

               i)  Internal Audit Function

               SOV shall implement an internal audit function.

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The Internal Auditor, who shall be appointed by the Board and who will report to the Audit Committee at least twice a year, shall monitor SOV's internal control environment, revenue recognition practices and its accounting practices with respect to acquisitions. The Internal Auditor shall be responsible for devising an Internal Audit Plan for each fiscal year which will be presented to the Audit Committee of the board of directors. The Internal Audit Plan shall include assessment of the internal controls environment in order to ensure that appropriate financial reporting procedures are in place and being followed by SOV employees. SOV shall be subject to an internal audit review each year. A written report shall be prepared for each internal audit performed describing the internal audit's findings, opinions and recommendations, if any. These written reports shall be directed to the Chief Executive Officer, Chief
Operating Officer, Chief Financial Officer and the Audit Committee of the Board of Directors for their review, and, if necessary, remedial action.

               ii)  Revenue Recognition Policy

               The Chief Financial Officer shall be responsible for ensuring that SOV's revenue recognition policy, which conforms to the requirements of GAAP as currently in effect or as amended, is implemented and utilized throughout the Company. The CFO shall report to the Board of Directors on a semi-annual basis regarding the implementation and operation of this policy. The CFO shall ensure that the SOV revenue recognition policy is distributed to each SOV employee who records or reviews the recording of revenue. Any questions regarding that policy, or its application, shall be directed to SOV's CFO. The policy shall be adopted by SOV's Board of Directors and provided to Plaintiffs' Settlement Counsel prior to the entry of the Judgment.

               iii) Annual Audit of Financial Statements By Independent Auditor

               So long as the Company remains a publicly traded company, the Company shall engage an independent auditing firm to perform an annual audit of its financial statements. The annual audit will encompass a review of the financial results reported by each SOV office to SOV headquarters. A written report of the results of each annual audit, including any findings, opinions or recommendations by the independent auditor shall be provided to the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Audit Committee of the Board of Directors for review and remedial action, if necessary.

          In addition, each year the Company shall request that the independent auditor perform specific tests of annual revenue including but not limited to, testing to ensure that all contracts in excess of $500,000 are in compliance with GAAP as then

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in effect as part of its audit.

               (iv) Insider Trading Controls

               The Board of Directors will appoint a senior officer of the Company who will be responsible for effecting compliance with Stock trading and market communications policy. That individual will be designated the "Trading Compliance Officer," and will be responsible for developing (with Board involvement), presenting to the Board for approval, monitoring and updating (with Board involvement and approval) a comprehensive program (the "Trading Compliance Program") designed to ensure compliance with SOV's trading policies. The Board will be responsible for direct oversight of the Trading Compliance Program and the Trading Compliance Officer, and the outside director (nonmanagement) members of the Board will have direct access to the Trading Compliance Officer, including the opportunity to meet with the Trading Compliance Officer outside the presence of any other member of management. At least once yearly, the outside director members of the Board will receive a report from the Trading Compliance Officer outside the presence of any other members of management.

          Any director, officer or executive employee of SOV who possesses material inside information, as defined by applicable SEC regulations and court decisions, concerning SOV's financial results shall be prohibited by SOV from trading in SOV securities from the fifteenth day of the last month of each quarter through the close of trading on the day of SOV's public disclosure of its financial results for that quarter; provided, however, that such restriction shall not apply if SOV publicly discloses such material inside information through a press release disseminated by means of a nationally recognized wire service, including but not limited to Business Wire, Inc. or PR Newswire Association, Inc. or through any non-confidential filing with the SEC, in which event trading will be allowed on the day following SOV's public disclosure of the material inside information.

               The Trading Compliance Program shall contain provisions with respect to transactions in SOV's securities by directors and officers of SOV which are no less restrictive than those set forth in the New York Stock Exchange Listed Company Manual and shall take into account applicable federal security laws and regulations.

          Failure to comply with the Company's trading policy will result in appropriate sanctions, as determined by the Board, including disgorgement by the individual to SOV of all profits from the transaction, termination, or other appropriate disciplinary action.

          The Company shall use reasonable efforts to ensure that all directors and officers file all trading forms required by

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them to be filed by the SEC concerning trading by directors, officers, and executive employees of SOV.

     2.7 The Escrow Agent shall invest the cash portion of the Settlement Fund deposited pursuant to (P) 1.20 above in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then current market rates.

     2.8 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, or with the written agreement of counsel for Defendants and Plaintiffs' Settlement Counsel or an order of the Court.

     2.9 Subject to further order and/or directions as may be made by the Court, the escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation.

     2.10 All funds held by the Escrow Agent shall be deemed and considered to be in custodia leqis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

     2.11 (a) The Defendants and the Escrow Agent agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent and, as required, the Defendants shall jointly and timely make such elections as necessary or advisable to carry out the provisions of this 2.11, including the relationback election" (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

          (b) For the purpose of Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. Section 1.468B-2(k)). Such returns (as well as the election described in 2.11 (a)) shall be consistent with this 2.11 and in all events shall reflect that all taxes (including any interest or penalties) on the income earned by the Settlement

Fund shall be paid out of the Settlement Fund as provided in 2.11(c) hereof.

          (c) All (a) taxes (including any interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon the Defendants with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a "qualified settlement fund" for federal or state income tax purposes ("Taxes") and (b) expenses and costs incurred in connection with the operation and implementation of this 2.11) (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this 2.11) ("Tax Expenses"), shall be paid out of the Settlement Fund; in all events the Defendants and their insurers shall have no liability or responsibility for the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold Defendants and their insurers harmless for Taxes and Tax Expenses (including, without limitation, taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to class members any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg Section 1.468B-2(1) (2)); the Defendants and their insurers are not responsible and shall have no liability therefor. The parties hereto agree to Cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this 2.11.

          (d) For the purpose of this 2.11, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall also include any earnings thereon.

     2.12 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) less expenses actually incurred or due and owing in connection with the settlement provided for herein (not including attorneys' fees), shall be refunded to counsel for Defendants as described in 8.4 below.

          3.   Notice And Administration Fund

     3.1  The Escrow Agent shall establish a "Notice and

Administration Fund," and shall deposit up to $100,000 out of the Settlement Fund into it. The Notice and Administration Fund may be used by Plaintiffs' Settlement Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class members, soliciting Class claims, assisting with the filing of class, administering and distributing the Settlement Fund to Authorized Claimants, processing Proofs of Claim and Release and paying escrow fees and costs, if any. The Class Notice and Administration Fund may also be invested and earn interest as provided for in
2.7 of this Stipulation. Any unused portion of the Class Notice and Administration Fund shall be returned to the Settlement Fund.

          4.   Notice Order And Settlement Hearing

      4.1 Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for entry of an order (the "Notice Order"), substantially in the form of Exhibit "A" hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing and publication of the Notice, which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, and the date of the Settlement Hearing.

     4.2 The Settling Parties shall request that, after notice is given, the Court hold the Settlement Hearing and finally approve the settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Plaintiffs' Settlement Counsel also will request that the Court approve the proposed Plan of Allocation.

          5.   Releases

     5.1 Upon the Effective Date, as defined in 1.7, each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Class Claims against the Released Persons, whether or not such Settlement Class Member executes and delivers the Proof of Claim and Release.

     5.2 Upon the Effective Date, as defined in 1.7, SOV and SOV Stockholders in their capacities as stockholders only, shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished and discharged all Released Derivative Claims against the Released Persons, except Thomas D. Leaper and Kellogg & Andelson and its officers, shareholders and employees.

     5.3 Upon the Effective Date, as defined in 1.7, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Settlement Class Members, SOV, SOV Stockholders and counsel to the Plaintiffs from all claims (including "Unknown Claims"), arising out of, relating to, or in connection with the institution, prosecution, assertion or resolution of the Litigation or the Released Class or Derivative Claims.

          6. Administration And Calculation Of Claims, Final Awards And Supervision And Distribution Of Settlement Fund

     6.1 Plaintiffs' Settlement Counsel, or their authorized agents, acting on behalf of the Settlement Class, and subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall calculate the claims submitted by Settlement Class Members and shall oversee distribution of the Settlement Fund to Authorized Claimants.

     6.2 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Settlement Fund shall be distributed to Authorized Claimants subject to and in accordance with the following:

          (a) Within one hundred and twenty (120) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the claims administrator a completed Proof of Claim and Release (substantially in the form of Exhibit A-2 hereto) and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

          (b) Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the settlement and releases contained herein, and the Judgment.

          (c) The Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court.

     6.3 The Defendants and their insurers shall have no responsibility for, interest in, or liability whatsoever with respect to the Plan of Allocation, the determination or calculation of claims.

     6.4 No Person shall have any claim against Plaintiffs' Settlement Counsel or any claims administrator or other agent designated by Plaintiffs Settlement Counsel or Defendants or their counsel or insurers and their counsel based on the distributions made substantially in accordance with the stipulation and the settlement contained herein, the Plan or Allocation, or further orders of the Court.

     6.5 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant's Claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the stipulation and the settlement set forth herein, or any other orders entered pursuant to the Stipulation.

          7. Representative Plaintiffs' Counsel's Attorneys' Fees And Reimbursement Of Expenses

     7.1 The Representative Plaintiffs or their counsel, including Derivative Counsel, may submit an application or applications (the "Fee and Expense Application") for distributions to them from the Settlement Fund for: (i) an award of attorneys' fees of up to 33-1/3 percent of the Settlement Fund; plus
(ii) reimbursement of actual expenses and costs, including the fees of any experts or consultants incurred in connection with prosecuting the Litigation, plus any interest on such attorneys' fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund as may be awarded by the Court.

     7.2 The attorneys' fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court, shall be paid to Plaintiffs' Settlement counsel and Derivative Counsel from the Settlement Fund, as ordered, within three (3) business days after the Court executes an order awarding such fees and expenses and Plaintiffs' Settlement counsel and Derivative Counsel shall thereafter allocate the attorneys' fees amongst Representative Plaintiffs' Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation. In the event that the Effective Date does not occur, or the Judgment or the Order making the fee and expense award is reversed or modified on appeal, and in the event that the fee and expense award has been paid to any extent, then Plaintiffs' Representative Counsel shall within five (5) business days from receiving notice from Defendants' counsel or from a court of appropriate jurisdiction, refund to the settlement Fund the fees, expenses and costs previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification.

     7.3 The procedure for the allowance or disallowance by the Court of any applications by any of the counsel to the Representative Plaintiffs for attorneys' fees, costs and expenses, including the fees of experts and consultants, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth herein.

          8. Condition Of Settlement, Effect Of Disapproval, Cancellation Or Termination

     8.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

          (a) Defendants have timely made their contributions to the Settlement Fund as required by 1.20 above;

          (b) The Court has entered the Notice Order, as required by (P) 4, above;

          (c) Plaintiffs' Settlement Counsel and Derivative Counsel and Defendants counsel shall not have exercised their right to terminate the Stipulation under the circumstances set forth in Exhibit C which shall either not be filed with the Court or, if filed, shall be filed and maintained under seal;

          (d) The Court has entered the Judgment, or a judgment substantially in the form of Exhibit "B" ; and

          (e) The Judgment has become Final, as defined in 8.1, above.

     8.2 If all of the conditions specified in 8.1 are not met, then the Stipulation shall be canceled and terminated unless Plaintiffs' Settlement Counsel and Derivative counsel and counsel for Defendants mutually agree in writing to proceed with or amend the Stipulation.

     8.3 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of November 15, 1994. In such event, the terms and provisions of the Stipulation, with the exception of 8.2-8.3, 9.2-9.3, and 9.9-9.12 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding far any purpose and any Judgment or Order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

     8.4 In the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Plaintiffs Settlement Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest), legs expenses and any costs which have either been disbursed pursuant to 3.1 hereto, or are determined to be chargeable to the Notice and Administration Fund, shall be refunded by the Escrow Agent to counsel for the Defendants and their insurers pursuant to written instructions from counsel for the Defendants and their insurers. In such event the Defendants and their insurers shall be entitled to any tax refund owing to the Settlement Fund. At the request of the Defendants, the Escrow Agent or its designee shall apply for any such refund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to the Defendants and their insurers in proportion to their respective contributions. Defendants and their insurers shall each receive the amount that each contributed to the settlement fund plus accrued interest and less the pro rata share of costs disbursed pursuant to 3.1 hereto.

          9.   Miscellaneous Provisions

     9.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to reasonably cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

     9.2 The parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. Further, Defendants agree that the amounts paid to the Settlement Fund and the other terms of the settlement reflect a good faith settlement of the claims asserted by the Plaintiffs, reached voluntarily after consultation with experienced legal counsel.

     9.3 Neither the Stipulation nor the settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Class or Derivative Claim, or of any wrongdoing or liability of the Released Persons; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal, other than in such proceedings as may be necessary to consummate or enforce the stipulation. The settlement or the Judgment. Notwithstanding any other provision hereof, the Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

     9.4 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

     9.5 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

     9.6 The Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

     9.7 Plaintiffs' Settlement Counsel and Derivative Counsel, on behalf of the Settlement Class, SOV and SOV Stockholders, are expressly authorized by the Plaintiffs to take all appropriate action required or permitted to be taken by the Settlement Class, SOV or SOV Stockholders pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class, SOV or SOV Stockholders which they deem appropriate.

     9.8 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.

     9.9 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the game instrument. Counsel for the parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

     9.10 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     9.11 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

     9.12 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State's choice of law principles.

          IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys.